Exhibit 99.1

Star Scientific Files First-Quarter Financials;

Reports Continuing Increase in Anatabloc® Sales

GLEN ALLEN, Va., May 10, 2012 --Star Scientific, Inc., (NASDAQ: CIGX) today filed with the Securities Exchange Commission its Form 10-Q for the quarter ended March 31, 2012. The company reported net sales for the quarter ended March 31, 2012 of $1.2 million compared with $156 thousand for the same period in 2011. The increase in net sales during the first quarter of 2012 represents an approximate 700% increase from the same period in 2011 based on increased sales of the company’s dietary supplements, particularly its Anatabloc® product, which was introduced into the market in August 2011. Sales of the company’s dietary supplements accounted for $1.1 million of net sales for the quarter ended March 31, 2012. The company also reported positive gross profits of $247 thousand for first-quarter 2012 compared to a gross loss of $(286) thousand in the same period in 2011. The net loss for first-quarter 2012 was $(5.2) million compared with a $(6.1) million net loss for the same period in 2011.

Paul L. Perito, Chairman, President, and COO of Star Scientific commented, “We are pleased to report continued improvement of sales of our dietary supplements and a positive gross profit for the first quarter of 2012. Those increased sales have been driven primarily by consumer acceptance of our Anatabloc® dietary supplement. Since the introduction of Anatabloc® in August 2011, our dietary supplement sales have increased month to month; that trend has continued through the first quarter and for April 2012. With the expanded rollout of our product in GNC retail and franchise stores and expanded marketing efforts, we anticipate that we will continue to see improved sales performance.”

The company announced in a February 1 press release that Anatabloc® would be available through the GNC Internet storefront: www.gnc.com, and on March 27, announced an expanded rollout into GNC’s high-volume corporate retail stores. As part of the expanded GNC rollout, the company’s first brand ambassador, professional golfer Fred Couples, will act as the face of Anatabloc® with GNC. Sales and distribution of Anatabloc® have continued to grow at a brisk pace since the announcement of the relationship with GNC in February and the company is now engaging with each facet of GNC’s corporate, retail, and franchise components. David M. Dean, Vice President for Sales and Marketing of Star Scientific, Inc., noted, “The commitment, focus, and enthusiasm shown by GNC management and field sales personnel is very encouraging.” GNC, a NYSE global health and wellness retailer specializing in premium, value-added nutritional products, has in excess of 4,000 retail stores throughout the country.

At the same time that the company’s Rock Creek Pharmaceuticals subsidiary has expanded dietary supplement sales, it also has continued to report progress in connection with its ongoing research relating to anatabine citrate (patent pending), a principal dietary ingredient in the Anatabloc® formulation. In January, the company announced that it had completed a successful human clinical trial showing that Anatabloc® lowers C-reactive protein (CRP) levels in subjects' blood. In February, it announced IRB approval for its "ASAP" (Anatabloc Supplementation Autoimmune Prevention) thyroid study to investigate the potential role for nutritional supplementation with an Anatabloc® formulation in supporting immune health. That study is currently ongoing at nine clinical sites. Most recently, on April 26, the company reported that Rock Creek received IRB approval for the first human clinical study of the safety and effects of nutritional supplementation in individuals with Alzheimer's disease. This clinical study will be undertaken in conjunction with the Roskamp Institute of Sarasota, Florida, the company’s collaborating research partner in assessing the impact of Anatabloc® on Alzheimer's.

As anticipated, RJ Reynolds Tobacco Company, Inc. (“RJR”) filed a petition for certiorari with the Supreme Court on March 28, 2012, to review the decision of the United States Court of Appeals for the Federal Circuit as to the definiteness of the patents at issue in the RJR litigation. Star Scientific’s response to the petition for certiorari is due May 29, 2012. The Supreme Court grants review in less than 1% of all requests and the company remains confident that it is much more likely than not that the Court will deny RJR’s petition. The filing of a petition for certiorari by RJR does not impact the mediation/settlement process that is ongoing before Magistrate Judge Gauvey in the Federal District Court in Maryland.

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials, the challenges inherent in new product development initiatives, including the continued development and market acceptance of our nutraceutical and low-TSNA tobacco products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, including with respect to our nutraceutical and low-TSNA tobacco products, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2011. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

About Star Scientific

Star Scientific is a technology-oriented company with a mission to reduce the harm associated with tobacco at every level. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins, principally through the utilization of the innovative StarCured® tobacco curing technology. Its subsidiary, Rock Creek Pharmaceuticals, Inc., is involved in the development of nutraceuticals as well as products to address neurological and mood disorders. Rock Creek Pharmaceuticals has scientific and research offices in Gloucester, MA, and a regulatory office in Washington, DC. Star Scientific has a Corporate and Sales Office in Glen Allen, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and a manufacturing facility in Chase City, VA.

Contact:

Talhia T. Tuck

Vice President, Communications and Investor Relations

Star Scientific, Inc.

(301) 654-8300

ttuck@starscientific.com